STOCK ISSUANCE AGREEMENT

     STOCK ISSUANCE AGREEMENT ("Agreement"), dated as of September 18, 1997, between The Ashton Technology Group, Inc. ("Ashton") and its subsidiary, Universal Trading Technologies Corporation ("UTTC").


                                    RECITALS

     A. Ashton is offering, pursuant to its Confidential Private Placement Memorandum and Confidential Exchange Offer Memorandum, each dated September 18, 1997 (collectively, the "Memorandum"), in private placements and in exchange, up to 250,000 shares of its Series A Convertible PIK Preferred Stock (the "Series A Preferred") and 550,000 shares of its Series B Convertible Preferred Stock (the "Series B Preferred"; together with the Series A Preferred, the "Ashton Preferred").

     B. Up to 300,000 shares of the Series B Preferred (having a liquidation preference of up to $3,000,000) are to be issued in connection with the exchange offer (the "Exchange Offer") described in the Memorandum for a like principal amount of UTTC's 9% Subordinated Non-Convertible Promissory Notes and 9% Subordinated Convertible Promissory Notes (collectively, the "Notes"). From the sale of the remaining 250,000 shares of Series B Preferred (the "Series B Offering for New Investors"), Ashton will contribute the aggregate net proceeds to the capital of UTTC. In addition, Ashton has made, and will make, certain advances to (or otherwise provide services for) or on behalf of UTTC, as further described herein.

     C. Each share of Ashton Preferred is, by its terms, convertible into (i) shares of the Common Stock, par value $0.01 per share, of Ashton; and (ii) one Warrant ("UTTC Warrant") to purchase two shares of the Common Stock, par value $0.01 per share (the "UTTC Common Stock"), of UTTC with an exercise price of $0.75 per share, in each case subject to adjustment as provided in the Certificates of Designation for each series of the Ashton Preferred (collectively, the "Ashton Certificate of Designation").

     NOW THEREFORE, in consideration of the premises hereof and other good and valid consideration set forth herein, the receipt and sufficiency of which is acknowledged, and the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

     I. Certain Contributions by Ashton. Ashton has made, or will make, certain contributions to or for the benefit of UTTC, including, without limitation, the following (collectively, the "Contributions"):

          A. Ashton has made payments and rendered services to or on behalf of UTTC with an aggregate value equal to $1.5 million in connection with the development of certain UTTC products (the "Existing Development Advances");

          B. Ashton has agreed to guarantee up to $2,385,417 of UTTC's obligations (the "Guaranteed Obligations");

          C. in connection with the Exchange Offer, Ashton will acquire Notes (up to $3,000,000 in principal amount) tendered for exchange and contribute such Notes to UTTC (the "Contributed Notes"); and

          D. Ashton will contribute the net proceeds of the Series B Offering for New Investors (estimated to be a maximum of $2,500,000 inclusive of allocated estimated offering expenses of $325,000) to the capital of UTTC (the "Contributed Proceeds").

     II. Issuance of UTTC Common in Exchange for Contributions. In exchange for the Contributions, UTTC will issue to Ashton shares of UTTC Common Stock as follows:

          A. for the Existing Development Advances, UTTC will issue to Ashton 3 million shares of UTTC Common Stock;

          B. for the Guaranteed Obligations, UTTC will issue to Ashton (i) 143,125 shares of UTTC Common Stock as a fee for Ashton undertaking the Guaranteed Obligations, and (ii) upon payment by Ashton of any such Guaranteed Obligations from time to time, such number of shares of UTTC Common Stock, which would, when multiplied by $0.50 per share, result in an amount equal to each such payment by Ashton (up to a maximum of 4,770,834 shares) (such shares will be issued quarterly, commencing January 1. 1998 upon presentation of evidence to UTTC of payment of the applicable Guarantee Obligation);

          C. for the Contributed Notes, UTTC will issue such number of shares of UTTC Common Stock which would, when multiplied by $0.50 per share, result in an amount equal to the aggregate principal amount of the Contributed Notes plus any interest paid by Ashton thereon (up to a maximum of 6,000,000 shares); and

          D. for the Contributed Proceeds, UTTC will issue such number of shares of UTTC Common Stock which, when multiplied by $0.50 per share, would equal the proceeds of the Series B Offering for New Investors actually contributed to UTTC by Ashton (inclusive of allocated offering expenses) (up to a maximum of 5,000,000 shares).

     III. Issuance of UTTC Warrants and UTTC Common. As additional consideration for Ashton undertaking the Exchange Offer and the Series B Offering for New Investors, in recognition of the additional cost to Ashton in pursuing such offerings, and to support the ability of Ashton to place such securities, UTTC agrees to: (i) issue UTTC Warrants to holders of Ashton Preferred upon conversion of Ashton Preferred, in such number and manner as may be provided in the Ashton Certificate of Designation; and (ii) issue shares of UTTC Common Stock to holders of UTTC Warrants issuable to holders of Ashton Preferred upon conversion of the Ashton Preferred, in such number and manner as may be provided in the Ashton Certificate of Designation and the Warrant Certificate for the UTTC Warrants, as applicable.

     IV. Agreement to Reserve for Issuance UTTC Common Stock. In order to implement the foregoing, UTTC will reserve for issuance such number of shares of UTTC Common Stock as may be required to fulfill the obligations of UTTC provided in Sections 2 and 3.

     V. Further Assurances. Each party hereto agrees to take all reasonable action as may be necessary or advisable to fulfill its obligations hereunder and to give the other party hereto and the holders of Ashton Preferred and UTTC Warrants the benefits contemplated hereby.

     VI. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                             THE ASHTON TECHNOLOGY GROUP, INC.

                             By:  /s/ Fredric W. Rittereiser
                                  ------------------------------
                                   Name:  Fredric W. Rittereiser
                                   Title: President & CEO



                             UNIVERSAL TRADING TECHNOLOGIES CORPORATION


                             By:  /s/ Robert A. Eprile
                                  --------------------------------
                                  Name:  Robert A. Eprile
                                  Title: Chief Executive Officer